EXHIBIT 2.3
                                                                     -----------

                      PAYMENT AND INDEMNIFICATION AGREEMENT


         AGREEMENT, dated January 10, 2002, by and among, CAPITAL FACTORS, INC. ("Capital"), TOPSVILLE, INC. ("Topsville"), MARK NITZBERG ("Mark"), and JACLYN, INC. ("Jaclyn").

                                    RECITALS:
                                    ---------

         A. Capital and Topsville are parties to a written factoring agreement, dated July 1, 2000, which agreement was amended by a writing dated August 31, 2001 and has not otherwise been amended (the said agreement, as amended, is referred to as the "Existing Factoring Agreement" or "EFA"). Capital and Topsville are also parties to a Letters of Credit/Bankers Acceptance Agreement dated July 1, 2000 (the "LC Agreement") which supplements the EFA, pursuant to which Capital has assisted Topsville with and guaranteed Topsville's obligations under various letters of credit which currently remain open and outstanding including any and all fees, costs, expenses and interest chargeable to Topsville under the LC Agreement as may now or hereafter be incurred from time to time (the "LC Obligations").

         B. In connection with the EFA and the LC Agreement, Capital has received various items of security from Topsville, Max N. Nitzberg, Inc. ("MNNI"), Mark, Max and Rita Nitzberg ("Max and Rita"), Leonard and Alta Jaffee ("Leonard and Alta"), including but not necessarily limited to: a Security Agreement Supplement-Inventory executed by Topsville dated July 1, 2000 (the "Inventory Security Agreement"), a Guarantee executed by Mark dated July 7, 2000 (the "Mark Guarantee"), a letter agreement executed by Topsville, Mark, Max and Rita and Leonard and Alta dated July 1, 2000 (the "Letter Agreement"), a Collateral Pledge Agreement executed by Topsville dated July 24, 2000 (the "Topsville Collateral Pledge Agreement"), a Collateral Pledge Agreement executed by Max and Rita dated September 22, 2000 (the "Max and Rita Collateral Pledge Agreement"), a Collateral Pledge Agreement executed by Leonard and Alta as Trustees dated September 20, 2000 (the "Leonard and Alta Collateral Pledge Agreement"), the Limited Guarantee of Leonard and Alta as Trustees of the Jaffee family Trust dated September 20, 2000 (the "Leonard and Alta Limited Guarantee"), the Limited Guarantee of Max and Rita dated September 22, 2000 (the "Max and Rita Limited Guarantee"), the Guaranty By Corporation of MNNI dated July 1, 2000 (the "MNNI Corporate Guaranty"), the Guaranty By Corporation of Topsville guaranteeing the obligations of MNNI to Capital dated July 1, 2000 (the "Topsville Corporate Guaranty"), the Collateral Pledge Agreement of Mark dated July 2, 2000 (the "Mark Collateral Pledge Agreement"), an Assignment of Life Insurance Policy on the life of Mark up to $3,000,000.00 (the "Life Insurance Policy Assignment") and several form UCC-1 filings (the "Filed UCCs"). The Inventory Security Agreement, the Mark Guarantee, the Letter Agreement, the Topsville Collateral Pledge Agreement, the Max and Rita Collateral Pledge Agreement, the Leonard and Alta Collateral Pledge Agreement, the Leonard and Alta Limited Guarantee, the Max and Rita Limited Guarantee, the MNNI Corporate Guaranty, the Topsville Corporate Guaranty, the Mark Collateral Pledge Agreement, the Life Insurance Policy, Assignment and the Filed UCCs may collectively be hereinafter referred to as the "Security Items."

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         C.    Jaclyn, Topsville and Mark have advised Capital that, through a
Purchase and Sale Agreement dated January 10, 2002 entered into between Jaclyn and Mark (the "Purchase and Sale Agreement"), a copy of which has been provided to Capital, Jaclyn will be acquiring 100% of the outstanding shares of MNNI, which, in turn, will own 100% of the outstanding shares of Topsville. Further, and in order to effectuate an assignment to Jaclyn of Capital's security interest in the assets of Topsville, Jaclyn, Topsville and Mark have requested that Capital accept payment from Jaclyn of an amount (the "Assignment Amount") equal to all of Topsville's outstanding Obligations (as defined in the EFA) with the exception of the LC Obligations which Jaclyn shall promptly pay on demand and for which Jaclyn shall indemnify Capital hereunder and shall arrange to be fully secured by a standby letter of credit in favor of Capital from Fleet Bank on terms and conditions acceptable to Capital. Provided further, and in consideration of Jaclyn's payment of the Assignment Amount and Jaclyn's indemnification of all LC Obligations to Capital, Capital will assign to Jaclyn the EFA, the Inventory Security Agreement, the Pre-Assignment Receivables (as hereafter defined), purchased by Capital pursuant to the EFA and the Filed UCCs, all without recourse, representation or warranty of any kind or nature.

         NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

         1. Simultaneously with the execution of this Agreement, Jaclyn is delivering the following to Capital:

               (a) the sum of Four Million Four Hundred Eleven Thousand Seven Hundred Forty-Nine and 07/100 U.S. dollars ($4,411,749.07) (the "Loan Amount" or "Assignment Amount"), and

               (b) a standby letter of credit, issued by Fleet Bank in favor of Capital, a copy of which is annexed in Exhibit "A", to secure any and all outstanding obligations arranged for or on behalf of Topsville pursuant to the LC Agreement as any of such obligations may be amended or modified from time to time including all fees, costs, expenses, interest and applicable charges. Capital shall, upon request, on a monthly basis review the then-outstanding balance of the LC Obligations and promptly notify Fleet Bank as to the amount by which the standby letter of credit can be reduced to comport with that then-outstanding balance. For purposes of requesting any modifications, merchandise releases, authorizations or any other amendments to the foregoing LC Obligations of Topsville, Jaclyn, Topsville and Mark agree and acknowledge that, unless and until Capital receives written notice from Jaclyn to the contrary, Mark Nitzberg, Maurice Amiel, Robert Chestnov and/or Tony Christon are hereby designated by Topsville to jointly and/or severally make any and all such requests to you. Any such requested modification or amendment requested and consented to by you shall immediately become part of the LC Obligations and subject to Jaclyn's indemnity hereunder and the stand-by letter of credit issued by Fleet Bank in favor of Capital. Capital shall be under no obligation to verify the authenticity or validity or accuracy of any correspondence or communication received by Capital which Capital believes in Capital's sole discretion to have been given or delivered to Capital by Mark Nitzberg, Maurice Amiel, Robert Chestnov and/or Tony Christon, except that if, Capital shall have received written notice that it believes came from a duly authorized officer of Jaclyn (Robert Chestnov is the President of Jaclyn; neither Mark Nitzberg nor Maurice Amiel is or will be an officer of Jaclyn) that one or more of the foregoing designated persons is no longer authorized to make modifications, merchandise releases, authorizations, amendments,
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correspondence or communication with respect to the LC Obligations, Capital shall thereafter not honor same if Capital believes that any such requested modification, merchandise release, authorization, amendment, correspondence or communication was received by Capital from that person.

         2. Jaclyn and Topsville agree and acknowledge that the assignment of the EFA, the Inventory Security Agreement along with the Pre-Assignment Receivables to Jaclyn hereunder shall not affect, modify or waive any of Capitals rights and Topsville's obligations under the LC Agreement including Capitals right to charge for all fees, costs, expenses and charges in connection therewith. The LC Agreement shall continue and be secured by Jaclyn's indemnification pursuant to this Agreement and the standby letter of credit issued by Fleet Bank in favor of Capital. Any interest which may accrue and be due Capital under the LC Agreement shall be as set forth in paragraph 5(e) of the EFA which is hereby incorporated into the LC Agreement. The LC Agreement shall continue to be governed by the laws of the State of Florida. All representations and warranties of Topsville set forth in the EFA as of the date of this agreement shall continue to pertain to and be subject to the LC Agreement. Paragraphs 11(e) and (g) of the EFA are also incorporated into the LC Agreement.

         3. Simultaneously with the execution of this Agreement, and delivery of a standby letter of credit issued by Fleet Bank in favor of Capital as set forth above and releases from Max and Rita, Leonard and Alta individually and as Trustee of the Jaffee Family Trust and Mark as set forth in paragraph 5 below, Capital hereby assigns to Jaclyn without recourse, representation or warranty of any kind or nature, all of Capital's right, title and interest in and to the Pre-Assignment Receivables (as defined in paragraph 6), the EFA, the Inventory Security Agreement and the Filed UCCs (however, as to the Filed UCCs, reservation to Capital of its interest in the Previously Collected Accounts, as provided in paragraph 10(ii) below).

         4. The Loan Amount includes a charge of Eighteen Thousand Six Hundred Sixty-Six and 20/100 dollars ($18,666.20) that Capital has assessed against Topsville for making, at Topsville's request, the assignment contained herein to Jaclyn.

         5. Subsequent to the remittance of the Loan Amount in good and clear U.S. dollars to Capital from Jaclyn as set forth in paragraph 2 above and delivery of the standby letter of credit issued by Fleet Bank in favor of Capital as referenced in paragraph I above, Capital shall deem the Letter Agreement terminated, the Topsville Collateral Pledge Agreement terminated, the Max and Rita Collateral Pledge Agreement terminated, the Leonard and Alta Collateral Pledge Agreement terminated, the Leonard and Alta Limited Guarantee terminated, the Max and Rita Limited Guarantee terminated, the MNNI Corporate Guaranty terminated, the Topsville Corporate Guaranty terminated and the Mark Collateral Pledge Agreement terminated and the Life Insurance Policy Assignment terminated. Except as provided below, any and all collateral which remains in Capital's possession pursuant to the foregoing Security Items shall be released or returned to the respective party or his, her or its designee for which Capital shall be entitled to a satisfactory release from such party. Anything else contained herein notwithstanding, in no event shall the termination of the Letter Agreement, the Topsville Collateral Pledge Agreement, the Max and Rita Collateral Pledge Agreement, the Leonard and Alta Collateral Pledge Agreement, the Leonard and Alta Limited Guarantee, the Max and Rita Limited Guarantee, the' MNNI Corporate Guaranty, the Topsville Corporate Guaranty, the Mark Collateral Pledge Agreement or the Life Insurance Policy Assignment result in, have the effect of, or be construed

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as a release of Capital's interest in any item that was listed on any of the
UCC-1 financing statements that Capital has filed which identify Topsville as debtor. In no event shall Capital terminate or release its interest in any such item, except that such interest shall be assigned to Jaclyn, which assignment without recourse, representation or warranty of any kind or nature, from Capital.

         6. Annexed as SCHEDULE 6.1 is a list of all of the receivables of Topsville which (i) were, pursuant to the EFA assigned to Capital prior to the date of this agreement, and (ii) have not, as of the date of this agreement, been collected by Capital (the "Pre-Assignment Receivables").

         7. To the extent that the amounts which are actually collected and received by Jaclyn from the Pre-Assignment Receivables (the "Proceeds") exceed
(i) the Loan Amount, plus (ii) interest thereon at the floating prime rate that Fleet Bank charges Jaclyn for Jaclyn's line-of-credit borrowings from Fleet (the "Floating Fleet Rate"), which interest shall accrue from the date of this agreement until the date that the Assignment Amount and such interest are paid in full from the Proceeds, plus (iii) any sums that Capital charges to or claims against Jaclyn pursuant to paragraphs 11, 12 and/or 14 of this Agreement, such excess (the "Excess") shall, within ten (10) business days after its receipt by Jaclyn, be paid over to Mark by Jaclyn, without interest; provided, however, that so much of the amount of the excess as is still subject to paragraph 11,12,and /or 14 charges or claims shall not be payable at that time if Capital has not, by that time, advised Jaclyn, in writing, that no further sums can or will be charged against Jaclyn pursuant to paragraphs 11, 12 and/or 14 of this Agreement.

         8. All letters of credit and merchandise releases that were, prior to the date of this agreement, issued by Capital or its bank at the request of Topsville, and which have not been drawn upon by their beneficiaries, shall continue in full force and effect after the date of this agreement notwithstanding the assignment to Jaclyn. The liability of Capital and/or its affiliated bank under such letters of credit and the LC Obligations are hereby fully indemnified by Jaclyn and payable upon demand by Capital without dispute or set-off of any kind or nature by Jaclyn or Topsville. Jaclyn hereby indemnifies and holds Capital harmless from and against any and all claims, demands, causes of action, obligations, damages, liabilities, costs and expenses including reasonable attorney's fees that may be asserted against or incurred by Capital with respect to or in any way arising from any LC Obligations and/or the LC Agreement. If Jaclyn fails to remit full payment of any such LC Obligations within seventy-two (72) hours after Capital sends notice to Jaclyn of such demand, interest as set forth in the LC Agreement (as modified in accordance with paragraph 2 above of this Agreement) shall immediately accrue and be payable on such unpaid obligations.

The indemnification provisions under this paragraph 8 of this agreement are irrevocable.

         9. To the extent that any of the terms of this agreement differs with terms of the EFA, the LC Agreement or the Security Items, the EFA, the LC Agreement and the Security Items shall be deemed modified accordingly.

         10. As soon as practicable after the date of this agreement, Capital shall deliver to Jaclyn properly executed Form UCC-3 statements which:

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               (i)    shall correspond to all Form UCC-1 statements that (a)
were filed in connection with the EFA or any of its predecessor agreements and
(b) were in effect as of the date of this agreement, and

               (ii) shall name Jaclyn as the sole and exclusive assignee of the entirety of the security interests which are reflected in such Form UCC-1 statements with the exception only of those of Topsville's accounts which were paid and collected prior to the date of this Agreement (the "Previously Collected Accounts"). Capital shall continue to retain a security interest in the Previously Collected Accounts. Further Jaclyn and Topsville, acknowledge that, as of the date of this agreement, Capital has sought to "in lieu" its filed UCCs on Topsville in an effort to record such UCCs in conformity with Revised Article 9 of the Uniform Commercial Code and has not received any confirmation that such "in lieu" filing has been accepted and filed by the Secretary of State's office in the State of Florida. Jaclyn, Topsville and Capital shall promptly notify all account debtors of the Pre-Assignment Receivables to remit payment directly to Jaclyn.

         11. Capital shall promptly comply with all reasonable requests by Jaclyn, at Jaclyn's sole cost and expense, regarding the conformity or correction of such Form UCC-3 statements. Jaclyn shall, at the time that such statements are delivered to Jaclyn or its designee, reimburse Capital for the reasonable cost of preparing such Form UCC-3 statements (including reasonable attorney's fees). Mark shall promptly pay Jaclyn (i) the full amount of the reimbursement that Jaclyn makes to Capital in that regard, and (ii) the cost to Jaclyn (including reasonable attorneys' fees) of filing such Form UCC-3 statements. To the extent, if any, that Mark fails to make such payment to Jaclyn, Jaclyn shall deduct such unpaid amount (plus interest thereon at the Floating Fleet Rate) from the Excess.

         12. In the event that any customer of Topsville makes payment to Capital for all or part of any receivable of Topsville which, because of the assignment to Jaclyn, must, instead, be paid to Jaclyn, the amount of any such payment shall not be deemed the property of Capital, but, rather, shall be deemed property held in trust by Capital for the benefit of Jaclyn (but need not be segregated by Capital for such purpose), and Capital shall, within a reasonable period of time, at Jaclyn's sole cost and expense and subject to Capital's right to offset the amount of checks, drafts or other payments delivered to Capital in payment of any outstanding Pre-Assignment Receivables or any other accounts of Topsville which are dishonored because of insufficient funds or for any other reason whatsoever, pay over the amount of such payment to Jaclyn. If, for any reason whatsoever, Capital fails to do so, the amount of any payment that is made to Capital but not paid-over to Jaclyn shall (without prejudice to any of Jaclyn's or Mark's rights or remedies against Capital), until the time of the pay-over to Jaclyn, be disregarded for purposes of determining whether and to what extent there is an Excess. Capital shall not be obligated to make any payment to Jaclyn hereunder, if any such payment is enjoined, restrained, or stayed by any court or by any statute or governmental rule or regulation. In the event any conflicting demands are made upon Capital with respect to moneys to be paid hereunder, Capital shall not be required to determine the same and shall have the right to file suit in interpleader or for declaratory relief. In the event Capital shall bring any such action, Jaclyn agrees to reimburse Capital for its reasonable attorneys' fees, costs and expenses incurred in connection therewith, if Capital is unable to recover such fees, costs and expenses from the moneys so interpleaded.

         13. Notwithstanding anything to the contrary contained herein, and notwithstanding any information that may have been requested of or given by Capital, Jaclyn acknowledges that

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insofar as Jaclyn's right of recourse against Capital, its officers, directors, employees and agents is concerned (and not insofar as Jaclyn's right of recourse against any other person is concerned), nothing communicated by Capital other than what is specifically reflected in this agreement, may be or has been relied upon by Jaclyn in making any decision that Jaclyn has made or may make to undertake to purchase the shares of MNNI or accept the assignment from Capital hereunder. Moreover, Jaclyn acknowledges to Capital that insofar as Jaclyn's right of recourse against Capital, its officers, directors, employees and agents is concerned (and not insofar as Jaclyn's right of recourse against any other person is concerned) any decision Jaclyn has made or may undertake to finance Jaclyn's purchase of the shares of MNNI and the indemnification of Capital as set forth herein, has been or will be made by Jaclyn based upon its own due diligence and independent evaluations, without regard to any information received from Capital.

         14. Jaclyn hereby confirms the agreement that (i) Jaclyn shall indemnify, and hold Capital harmless from and against any expense or liability sustained or incurred by Capital as a result of non-payment or dishonor of any checks the proceeds of which were remitted by Capital to Jaclyn in accordance with the foregoing paragraphs; (ii) Capital may deduct from the proceeds of receivables remitted by Capital to Jaclyn, any expenses incurred by Capital in collecting such proceeds; (iii) in the event any payment which is the subject of remittance by Capital (the "Remitter") to Jaclyn (the "Recipient") is sought to be recovered by the payor or a representative thereof (including a trustee in bankruptcy or assignee for the benefit of creditors on the grounds of preference), then the Remitter shall promptly so advise the Recipient in writing, following which the Recipient shall have the exclusive right and obligation, at its sole cost and expense, to contest, defend or settle such claim, and the Recipient shall indemnify and hold the Remitter harmless from any loss or expense (including the Remitter's reasonable attorneys' fees) arising out of the assertion of such claim. The indemnification clauses set forth in this paragraph 14 are irrevocable.

         15. All notices provided for in this agreement shall be in writing and shall be given to the addresses set forth below by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or personally delivered, or sent by facsimile transmission (provided the transmitting device provides a record of transmission) or by prepaid express mail or other overnight delivery service of any nationally recognized private carrier guaranteeing overnight delivery. Any such notice shall be deemed given
(I) when so delivered personally or sent by facsimile transmission if received at the receiving location during business hours, (ii) on the next business day if sent by facsimile transmission and received at the receiving location after business hours, (iii) on the date of delivery if sent by express mail or such private carrier guaranteeing overnight delivery if delivered during business hours at the receiving location, (iv) on the next business day if sent by express mail or such private carrier guaranteeing overnight delivery if delivered at the receiving location at any time other than during business hours, or (v) if mailed, five (5) business days after the date of deposit in the United States mail.

         The addresses referred to above are:

         Jaclyn's address:        Jaclyn, Inc.
                                  635 - 59th Street
                                  West New York, New Jersey 07093
                                  Attention: Robert E. Chestnov
                                  Facsimile Number: (201) 868-6525

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

         Capital's address:       Capital Factors, Inc.
                                  1700 Broadway, 19th Floor
                                  New York, NY 10019
                                  Attention: Ric Mazza, Senior Vice President
                                  Facsimile Number: (212) 887-7910

         Topsville's
         address:                 Topsville, Inc.
                                  11800 N.W. 102nd Road
                                  Medley, Florida 33178
                                  Attention:  Mark Nitzberg, President
                                  Facsimile Number: (305) 888-1365

         Mark's address:          Mark Nitzberg
                                  86 Rock Road West
                                  Green Brook, New Jersey 08812
                                  Facsimile Number (908) 769-7230


Any party at any time may give notice of another address for it, him or for copies in accordance with the provisions of this Paragraph 15.

         16. The execution, delivery and performance of this agreement and all of the documents and instruments required hereunder, and the consummation and effectiveness of the transactions to be done by the parties contemplated hereby and thereby, are within the corporate power and authority of each party hereto and have been duly authorized by all necessary corporate action as appropriate and do not require any further authorization or approval of any kind or nature. This agreement is and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, valid and binding obligations of each such party hereto, fully effective and enforceable against each such party hereto.

         17. This agreement shall be governed by and interpreted under the laws of the State of New York without regard to the conflict of laws principles thereof. Any controversy which arises out of or relates to this agreement, or to any duty created thereby, shall be resolved without a jury in a federal or state court located within the City of New York (and/or in any appellate court therefrom) and in no other forum. Each of Capital, Topsville, Mark and Jaclyn consents to jurisdiction in such courts, waives any objection to such exclusive venue, and waives any objection to such exclusive venue, and waives trial by jury. In the event of litigation based upon or arising out of this agreement, the prevailing party shall be entitled to recover from each or all of the non-prevailing parties all costs, fees and expenses incurred in connection with such litigation, including without limitation, reasonable attorney's fees.

         18. This agreement constitutes the entire agreement between the parties pertaining to the matters concerning the same. This agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought to be enforced. The failure (whether or not knowing and whether or not prolonged) to take action against a breach or default under this agreement shall

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

not be construed as a waiver of the right to take action against such or a similar breach or default, it being understood that no waiver shall be effective and no waiver is to be relied upon unless it be made in a writing signed by the party charged with it.

         19. Neither Jaclyn nor Topsville may assign any of its rights or obligations under this agreement absent the express written consent of Capital. The preceding sentence shall not, however, be construed as requiring Capital's consent for, or as limiting in any way, Jaclyn's - absolute right to re-assign, pledge or hypothecate the EFA and/or the security interests that Capital is assigning to Jaclyn to Fleet and/or to any other banking institution with whom Jaclyn has or will have a financing relationship. Any such reassignment, or pledge or hypothecation by Jaclyn shall expressly state to such Assignee or Pledgee that the Assignee's or Pledgee's rights are without recourse to Capital. All covenants, agreements, representations and warranties contained in this agreement shall bind and inure to the benefit of the parties hereto and its successors and permitted assigns.

         20. If any provision of this agreement shall be held illegal or unenforceable, such illegality or unenforceability shall relate to such provisions only and shall not affect the remainder this agreement.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.


Witnesses:                                  CAPITAL FACTORS, INC.

                                            By: /s/ GARY NORMAN
--------------------------------                --------------------------------
                                            Print Name: Gary J. Norman
--------------------------------            Title: S.V.P.

                                            JACLYN, INC.

                                            By: /s/ ROBERT CHESTNOV
--------------------------------                --------------------------------
                                            Print Name: Robert Chestnov
--------------------------------            Title: President

Witnesses                                   TOPSVILLE, INC.

                                            By: /s/ MARK NITZBERG
--------------------------------                --------------------------------
                                            Print Name: Mark Nitzberg
--------------------------------            Title: President


                                            /s/ MARK NITZBERG
--------------------------------            ------------------------------------
                                            Mark Nitzberg
--------------------------------

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